CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Enhanced Buffered Jump Securities due 2021	$1,000,000	$109.10

October 2020

Pricing Supplement No. 5,031

Registration Statement Nos. 333-221595; 333-221595-01

Dated October 16, 2020

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Enhanced Buffered Jump Securities Based on the Value of the Worst Performing of the S&P 500® Index and the NASDAQ-100 Index® due November 19, 2021

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Enhanced Buffered Jump Securities, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities have the terms described in the accompanying product supplement for Jump Securities, index supplement and prospectus, as supplemented and modified by this document. The securities pay no interest and will instead pay an amount in cash at maturity that may be greater than or less than the stated principal amount, depending on the closing values of the underlying indices on the valuation date. If the final index value of each underlying index is greater than or equal to 90% of its respective initial index value, which we refer to as the respective downside threshold value, you will receive the stated principal amount for each security that you hold at maturity plus the upside payment of $116.50 per security. However, if the final index value of either underlying index is less than its respective downside threshold value, you will be exposed to the decline in the level of the worst performing underlying index beyond the buffer amount of 10%, and you will lose some or a significant portion of your initial investment. The payment at maturity may be significantly less than the stated principal amount, and you could lose up to 90% of your investment. Because the payment at maturity on the securities is based on the worst performing of the underlying indices, a decline in either final index value below 90% of its respective initial index value will result in a loss on your investment, even if the other underlying index has appreciated or has not declined as much. The securities are for investors who seek an equity index-based return and who are willing to risk their principal, risk exposure to the worst performing of two underlying indices and forgo current income and returns above the fixed upside payment in exchange for the upside payment and buffer features that in each case apply to a limited range of performance of the worst performing underlying index. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes Program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Pricing date:	October 16, 2020
Original issue date:	October 21, 2020 (3 business days after the pricing date)
Maturity date:	November 19, 2021
Aggregate principal amount:	$1,000,000
Interest:	None
Underlying indices:	The S&P 500® Index (the “SPX Index”) and the NASDAQ-100 Index® (the “NDX Index”)
Payment at maturity:

•    If the final index value of each underlying index is greater than or equal to its respective downside threshold value:

$1,000 + the upside payment

•    If the final index value of either underlying index is less than its respective downside threshold value, meaning the value of either underlying index has declined by more than the buffer amount of 10% from its respective initial index value to its respective final index value:

$1,000 + $[1,000 × (index percent change of the worst performing underlying index + 10%)]

Because the index percent change of the worst performing underlying index will be less than -10% in this scenario, the payment at maturity will be less, and potentially significantly less, than the stated principal amount of $1,000.

Upside payment:	$116.50 per security (11.65% of the stated principal amount)
Index percent change:	With respect to each underlying index, (final index value - initial index value) / initial index value
Worst performing underlying index:	The underlying index that has declined the most, meaning that it has the lesser index percent change
Initial index value:

With respect to the SPX Index, 3,483.81, which is the index closing value of such index on the pricing date

With respect to the NDX Index, 11,852.17, which is the index closing value of such index on the pricing date

Downside threshold value:	With respect to the SPX Index, 3,135.429, which is 90% of the initial index value for such index With respect to the NDX Index, 10,666.953, which is 90% of the initial index value for such index
Final index value:	With respect to each underlying index, the index closing value of such index on the valuation date
Valuation date:	November 16, 2021, subject to postponement for non-index business days and certain market disruption events
Buffer amount:	10%
Minimum payment at maturity:	$100 per security
CUSIP / ISIN:	61771EBT4 / US61771EBT47
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$979.20 per security. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per security	$1,000	$3.75	$996.25
Total	$1,000,000	$3,750	$996,250

(1) The securities will be sold only to investors purchasing the securities in fee-based advisory accounts.

(2) MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $996.25 per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. MS & Co. will not receive a sales commission with respect to the securities. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

(3) See “Use of proceeds and hedging” on page 17.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Jump Securities dated November 16, 2017     Index Supplement dated November 16, 2017    Prospectus dated November 16, 2017

Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Value of the Worst Performing of the S&P 500® Index and the NASDAQ-100 Index® due November 19, 2021

Principal at Risk Securities

Investment Summary

Principal at Risk Securities

The Enhanced Buffered Jump Securities Based on the Value of the Worst Performing of the S&P 500® Index and the NASDAQ-100 Index® due November 19, 2021 (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlying indices that provides a fixed return of 11.65% if the final index value of each underlying index is greater than or equal to its respective downside threshold value;

▪	To enhance returns and potentially outperform the worst performing of the S&P 500® Index and the NASDAQ-100 Index® in a moderately bullish or moderately bearish scenario; and

▪	To obtain a buffer against a specified level of negative performance in the worst performing underlying index.

The securities are exposed on a 1-to-1 basis to the percentage decline of the final index value of the worst performing underlying index from its respective initial index value beyond the buffer amount of 10%. Accordingly, 90% of your principal is at risk.

Maturity:	Approximately 13 months
Upside payment:	$116.50 per security (11.65% of the stated principal amount), payable only if the final index value of each underlying index is greater than or equal to its respective downside threshold value.
Buffer amount:	10%
Minimum payment at maturity:	$100 per security. You could lose up to 90% of the stated principal amount of the securities.
Interest:	None

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. We estimate that the value of each security on the pricing date is $979.20.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying indices. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying indices, instruments based on the underlying indices, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the upside payment, the buffer amount and the downside threshold values, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However,

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Value of the Worst Performing of the S&P 500® Index and the NASDAQ-100 Index® due November 19, 2021

Principal at Risk Securities

because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Value of the Worst Performing of the S&P 500® Index and the NASDAQ-100 Index® due November 19, 2021

Principal at Risk Securities

Key Investment Rationale

The securities provide a return based on the performance of the worst performing of the S&P 500® Index and the NASDAQ-100 Index®. If the final index value of each underlying index, as determined on the valuation date, is greater than or equal to its respective downside threshold value, you will receive the stated principal amount for each security that you hold at maturity plus the upside payment of $116.50 per security. However, if the final index value of either underlying index is less than its respective downside threshold value, the payment due at maturity will be less, and possibly significantly less, than the stated principal amount of the securities. You could lose up to 90% of the stated principal amount of the securities.

Upside Scenario	If the final index value of each underlying index is greater than or equal to its respective downside threshold value, the payment at maturity for each security will be equal to $1,000 plus the upside payment of $116.50.
Downside Scenario

If the final index value of either underlying index is less than its respective downside threshold value, you will lose 1% for every 1% decline in the value of the worst performing underlying index from its initial index value beyond the buffer amount of 10% (e.g., a 50% depreciation in the worst performing underlying index from the respective initial index value to the respective final index value will result in a payment at maturity of $600 per security).

Because the payment at maturity of the securities is based on the worst performing of the underlying indices, a decline in either underlying index below its respective downside threshold value will result in a loss on your investment, even if the other underlying index has appreciated or has not declined as much. You could lose up to 90% of your investment.

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Value of the Worst Performing of the S&P 500® Index and the NASDAQ-100 Index® due November 19, 2021

Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples illustrate how to calculate the payment at maturity on the securities. The following examples are for illustrative purposes only. The payment at maturity on the securities is subject to our credit risk. The below examples are based on the following terms. The actual initial index values and downside threshold values are set forth on the cover of this document.

Stated Principal Amount:	$1,000 per security
Hypothetical Initial Index Value:	With respect to the SPX Index: 3,300 With respect to the NDX Index: 11,000
Hypothetical Downside Threshold Value:	With respect to the SPX Index: 2,970, which is 90% of its hypothetical initial index value With respect to the NDX Index: 9,900, which is 90% of its hypothetical initial index value
Upside Payment:	$116.50 (11.65% of the stated principal amount)
Buffer Amount:	10%
Minimum Payment at Maturity:	$100 per security
Interest:	None

EXAMPLE 1: Both underlying indices appreciate substantially, and investors therefore receive the stated principal amount plus the upside payment.

Final index value		SPX Index: 5,940
NDX Index: 20,900
Index percent change		SPX Index: (5,940 – 3,300) / 3,300 = 80% NDX Index: (20,900 – 11,000) / 11,000 = 90%
Payment at maturity	=	$1,000 + upside payment
	=	$1,000 + $116.50
	=	$1,116.50

In example 1, the final index value for the SPX Index has increased from its initial index value by 80%, and the final index value for the NDX Index has increased from its initial index value by 90%. Because the final index value of each underlying index is above its respective downside threshold value, investors receive at maturity the stated principal amount plus the upside payment of $116.50. Investors receive $1,116.50 per security at maturity and do not participate in the appreciation of either underlying index. Although both underlying indices have appreciated substantially, the return on the securities is limited to the fixed upside payment of $116.50.

EXAMPLE 2: The final index values of both underlying indices are at or above their respective downside threshold values, and investors therefore receive the stated principal amount plus the upside payment.

Final index value		SPX Index: 3,135
NDX Index: 10,340
Index percent change		SPX Index: (3,135 – 3,300) / 3,300 = -5% NDX Index: (10,340 – 11,000) / 11,000 = -6%
Payment at maturity	=	$1,000 + upside payment
	=	$1,000 + $116.50
	=	$1,116.50
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Enhanced Buffered Jump Securities Based on the Value of the Worst Performing of the S&P 500® Index and the NASDAQ-100 Index® due November 19, 2021

Principal at Risk Securities

In example 2, the final index value for the SPX Index has decreased from its initial index value by 5%, and the final index value for the NDX Index has decreased from its initial index value by 6%. Because the final index value of each underlying index is above its respective downside threshold value, investors receive at maturity the stated principal amount plus the fixed upside payment of $116.50. Although both underlying indices have depreciated, investors receive $1,116.50 per security at maturity.

EXAMPLE 3: The final index value of one of the underlying indices is less than its respective downside threshold value. Investors are therefore exposed to the negative performance of the worst performing underlying index, and lose 1% for every 1% decline beyond the buffer amount of 10%.

Final index value		SPX Index: 3,960
NDX Index: 7,700
Index percent change		SPX Index: (3,960 – 3,300) / 3,300 = 20% NDX Index: (7,000 – 11,000) / 11,000 = -30%
Payment at maturity	=	$1,000 + [$1,000 × (index percent change of the worst performing underlying index + 10%)]
	=	$1,000 + [$1,000 × (-30% + 10%)]
	=	$800

In example 3, the final index value for the SPX Index has increased from its initial index value by 20%, and the final index value for the NDX Index has decreased from its initial index value by 30%. Because one of the underlying indices has declined below its respective downside threshold value, investors do not receive the upside payment and are exposed to the negative performance of the NDX Index, which is the worst performing underlying index in this example. Under these circumstances, investors lose 1% for every 1% decline in the value of the worst performing underlying index beyond the buffer amount of 10%. In this example, investors receive a payment at maturity equal to $800 per security, resulting in a loss of 20%.

EXAMPLE 4: The final index values of both underlying indices are less than their respective downside threshold values. Investors are therefore exposed to the negative performance of the worst performing underlying index, and will lose 1% for every 1% decline beyond the buffer amount of 10%.

Final index value		SPX Index: 660
NDX Index: 4,400
Index percent change		SPX Index: (660 – 3,300) / 3,300 = -80% NDX Index: (4,400 – 11,000) / 11,000 = -60%
Payment at maturity	=	$1,000 + [$1,000 × (index percent change of the worst performing underlying index + 10%)]
	=	$1,000 + [$1,000 × (-80% + 10%)]
	=	$300

In example 4, the final index value for the SPX Index has decreased from its initial index value by 80%, and the final index value for the NDX Index has decreased from its initial index value by 60%. Because one or more underlying indices have declined below their respective downside threshold values, investors do not receive the upside payment and are exposed to the negative performance of the SPX Index, which is the worst performing underlying index in this example. Under these circumstances, investors lose 1% for every 1% decline in the value of the worst performing underlying index beyond the buffer amount of 10%. In this example, investors receive a payment at maturity equal to $300 per security, resulting in a loss of 70%.

Because the payment at maturity of the securities is based on the worst performing of the underlying indices, a decline in the final index value of either underlying index to below its respective downside threshold value will result in a loss of some or a significant portion of your investment, even if the other underlying index has appreciated or has not declined as much. You could lose up to 90% of your investment in the securities.

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Value of the Worst Performing of the S&P 500® Index and the NASDAQ-100 Index® due November 19, 2021

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not pay interest and provide for the minimum payment at maturity of only 10% of your principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and provide for the minimum return of only 10% of the principal amount at maturity. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the final index value of each underlying index. If the final index value of either underlying index is less than 90% of its respective initial index value, you will lose 1% of your principal for every 1% decline in the final index value of the worst performing underlying index beyond the buffer amount of 10%. You could lose up to 90% of the stated principal amount of the securities.

▪	You are exposed to the price risk of both underlying indices. Your return on the securities is not linked to a basket consisting of both underlying indices. Rather, it will be based upon the independent performance of each underlying index. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to both underlying indices. Poor performance by either underlying index over the term of the securities will negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying index. If the final index value of either underlying index declines to below 90% of its respective initial index value, you will be exposed to the negative performance of the worst performing underlying index at maturity, even if the other underlying index has appreciated or has not declined as much. Accordingly, your investment is subject to the price risk of both underlying indices.

▪	Because the securities are linked to the performance of the worst performing underlying index, you are exposed to greater risk of sustaining a loss on your investment than if the securities were linked to just one underlying index. The risk that you will suffer a loss on your investment is greater if you invest in the securities as opposed to substantially similar securities that are linked to the performance of just one underlying index. With two underlying indices, it is more likely that the final index value of either underlying index will decline to below its respective downside threshold value than if the securities were linked to only one underlying index. Therefore, it is more likely that you will suffer a loss on your investment.

▪	Appreciation potential is fixed and limited. Where the final index value of each underlying index is greater than or equal to its respective downside threshold value, the appreciation potential of the securities is limited to the fixed upside payment of $116.50 per security (11.65% of the stated principal amount), even if both underlying indices have appreciated substantially.

▪	The amount payable on the securities is not linked to the values of the underlying indices at any time other than the valuation date. The final index value of each underlying index will be based on the index closing value of such underlying index on the valuation date, subject to postponement for non-index business days and certain market disruption events. Even if the values of both underlying indices appreciate prior to the valuation date but the value of either underlying index drops by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the values of the underlying indices prior to such drop. Although the actual values of the underlying indices on the stated maturity date or at other times during the term of the securities may be higher than their respective final index values, the payment at maturity will be based solely on the index closing values on the valuation date.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time

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Enhanced Buffered Jump Securities Based on the Value of the Worst Performing of the S&P 500® Index and the NASDAQ-100 Index® due November 19, 2021

Principal at Risk Securities

remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

▪	the values of the underlying indices at any time (including in relation to their initial index values),

▪	the volatility (frequency and magnitude of changes in value) of the underlying indices,

▪	dividend rates on the securities underlying the underlying indices,

▪	interest and yield rates in the market,

▪	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying indices or securities markets generally and which may affect the value of the underlying indices,

▪	the time remaining until the maturity of the securities,

▪	the composition of the underlying indices and changes in the constituent stocks of the underlying indices, and

▪	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. In particular, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the value of either underlying index is near, at or below its respective downside threshold value.

You cannot predict the future performance of the underlying indices based on their historical performance. If the final index value of either underlying index is less than 90% of its respective initial index value, you will be exposed on a 1-to-1 basis to the decline in the final index value of the worst performing underlying index beyond the buffer amount. There can be no assurance that the final index value of each underlying index will be greater than or equal to 90% of its respective initial index value so that you will receive at maturity an amount that is greater than the $1,000 stated principal amount for each security you hold, or that you will not lose some or a significant portion of your investment.

▪	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

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Principal at Risk Securities

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., are willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

▪	Investing in the securities is not equivalent to investing in the underlying indices. Investing in the securities is not equivalent to investing in either underlying index or the component stocks of either underlying index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying indices.

▪	Adjustments to the underlying indices could adversely affect the value of the securities. The publisher of either underlying index may add, delete or substitute the stocks underlying such index or make other methodological changes that could change the value of such underlying index. Any of these actions could adversely affect the value of the securities. The publisher of such underlying index may also discontinue or suspend calculation or publication of such underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, the payout on the securities at maturity will be an amount based on the closing prices on the valuation date of the stocks underlying the relevant index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating such underlying index last in effect prior to such discontinuance (depending also on the performance of the other underlying index).

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial index values, the downside threshold values, the final index values and the index percent changes, if applicable, and

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Enhanced Buffered Jump Securities Based on the Value of the Worst Performing of the S&P 500® Index and the NASDAQ-100 Index® due November 19, 2021

Principal at Risk Securities

the payment that you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing values in the event of a market disruption event or discontinuance of an underlying index.  These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Securities—Postponement of Valuation Date(s),” “—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation,” “—Alternate Exchange Calculation in case of an Event of Default” and “—Calculation Agent and Calculations” in the accompanying product supplement.  In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying indices or their component stocks), including trading in the stocks that constitute the underlying indices as well as in other instruments related to the underlying indices. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the stocks that constitute the underlying indices and other financial instruments related to the underlying indices on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value of an underlying index, and, therefore, could increase the value at or above which such underlying index must close on the valuation date so that you do not suffer a loss on your initial investment in the securities (depending also on the performance of the other underlying index). Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the value of either underlying index on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity (depending also on the performance of the other underlying index).

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. Additionally, as discussed under “United States Federal Taxation—FATCA” in the accompanying product supplement for Jump Securities, the withholding rules commonly referred to as “FATCA” would apply to the securities if they were recharacterized as debt instruments. However, recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) eliminate the withholding requirement on payments of gross proceeds of a taxable disposition (other than amounts treated as “FDAP income,” as defined in the accompanying product supplement for Jump Securities). The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the

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“constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Information as of market close on October 16, 2020:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	3,483.81
52 Weeks Ago:	2,989.69
52 Week High (on 9/2/2020):	3,580.84
52 Week Low (on 3/23/2020):	2,237.40

The following graph sets forth the daily closing values of the SPX Index for the period from January 1, 2015 through October 16, 2020. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the SPX Index for each quarter in the same period. The closing value of the SPX Index on October 16, 2020 was 3,483.81. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The SPX Index has at times experienced periods of high volatility, and you should not take the historical values of the SPX Index as an indication of its future performance.

SPX Index Daily Closing Values January 1, 2015 to October 16, 2020

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S&P 500® Index	High	Low	Period End
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter	2,271.72	2,085.18	2,238.83
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter	2,519.36	2,409.75	2,519.36
Fourth Quarter	2,690.16	2,529.12	2,673.61
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter	2,786.85	2,581.88	2,718.37
Third Quarter	2,930.75	2,713.22	2,913.98
Fourth Quarter	2,925.51	2,351.10	2,506.85
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter	2,954.18	2,744.45	2,941.76
Third Quarter	3,025.86	2,840.60	2,976.74
Fourth Quarter	3,240.02	2,887.61	3,230.78
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter (through October 16, 2020)	3,534.22	3,348.44	3,483.81

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P 500® Index” in the accompanying index supplement.

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NASDAQ-100 Index® Overview

The NASDAQ-100 Index®, which is calculated, maintained and published by Nasdaq, Inc., is a modified capitalization-weighted index of 100 of the largest and most actively traded equity securities of non-financial companies listed on The NASDAQ Stock Market LLC. The NASDAQ-100 Index® includes companies across a variety of major industry groups. At any moment in time, the value of the NASDAQ-100 Index® equals the aggregate value of the then-current NASDAQ-100 Index® share weights of each of the NASDAQ-100 Index® component securities, which are based on the total shares outstanding of each such NASDAQ-100 Index® component security, multiplied by each such security’s respective last sale price on NASDAQ (which may be the official closing price published by NASDAQ), and divided by a scaling factor, which becomes the basis for the reported NASDAQ-100 Index® value. For additional information about the NASDAQ-100 Index®, see the information set forth under “NASDAQ-100 Index®” in the accompanying index supplement.

Information as of market close on October 16, 2020:

Bloomberg Ticker Symbol:	NDX
Current Index Value:	11,852.17
52 Weeks Ago:	7,920.21
52 Week High (on 9/2/2020):	12,420.54
52 Week Low (on 3/20/2020):	6,994.29

The following graph sets forth the daily closing values of the NDX Index for the period from January 1, 2015 through October 16, 2020. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the NDX Index for each quarter in the same period. The closing value of the NDX Index on October 16, 2020 was 11,852.17. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The NDX Index has at times experienced periods of high volatility, and you should not take the historical values of the NDX Index as an indication of its future performance.

NDX Index Daily Closing Values January 1, 2015 to October 16, 2020

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NASDAQ-100 Index®	High	Low	Period End
2015
First Quarter	4,483.05	4,089.65	4,333.69
Second Quarter	4,548.74	4,311.26	4,396.76
Third Quarter	4,679.68	4,016.32	4,181.06
Fourth Quarter	4,719.05	4,192.96	4,593.27
2016
First Quarter	4,497.86	3,947.80	4,483.66
Second Quarter	4,565.42	4,201.06	4,417.70
Third Quarter	4,891.36	4,410.75	4,875.70
Fourth Quarter	4,965.81	4,660.46	4,863.62
2017
First Quarter	5,439.74	4,911.33	5,436.23
Second Quarter	5,885.30	5,353.59	5,646.92
Third Quarter	6,004.38	5,596.96	5,979.30
Fourth Quarter	6,513.27	5,981.92	6,396.42
2018
First Quarter	7,131.12	6,306.10	6,581.13
Second Quarter	7,280.71	6,390.84	7,040.80
Third Quarter	7,660.18	7,014.55	7,627.65
Fourth Quarter	7,645.45	5,899.35	6,329.96
2019
First Quarter	7,493.27	6,147.13	7,378.77
Second Quarter	7,845.73	6,978.02	7,671.08
Third Quarter	8,016.95	7,415.69	7,749.45
Fourth Quarter	8,778.31	7,550.79	8,733.07
2020
First Quarter	9,718.73	6,994.29	7,813.50
Second Quarter	10,209.82	7,486.29	10,156.85
Third Quarter	12,420.54	10,279.25	11,418.06
Fourth Quarter (through October 16, 2020)	12,088.11	11,255.69	11,852.17

“Nasdaq®,” “NASDAQ-100®” and “NASDAQ-100 Index®” are trademarks of Nasdaq, Inc. For more information, see “NASDAQ-100 Index®” in the accompanying index supplement.

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Additional Terms of the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 and integral multiples thereof
Underlying index publisher:	With respect to the SPX Index, S&P Dow Jones Indices LLC, or any successor thereof. With respect to the NDX Index, Nasdaq, Inc., or any successor thereof.
Postponement of maturity date:	If the scheduled valuation date is not an index business day with respect to either underlying index or if a market disruption event occurs with respect to either underlying index on that day so that the valuation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following that valuation date as postponed with respect to either underlying index.
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee and to the depositary of the amount of cash to be delivered with respect to each stated principal amount of the securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the securities to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

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Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for Jump Securities, the following U.S. federal income tax consequences should result based on current law:

▪    A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

▪    Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for Jump Securities, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2023 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for Jump Securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in

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order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in stocks of the underlying indices and in futures and options contracts on the underlying indices and any component stocks of the underlying indices listed on major securities markets. Such purchase activity could potentially increase the initial index value of either underlying index, and, therefore, could increase the value at or above which such underlying index must close on the valuation date so that you do not suffer a loss on your initial investment in the securities (depending also on the performance of the other underlying index). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the valuation date, by purchasing and selling the stocks constituting the underlying indices, futures or options contracts on the underlying indices or their component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of either underlying index, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity (depending also on the performance of the other underlying index). For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these securities will

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not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of these securities should consult and rely on their own counsel and advisers as to whether an investment in these securities is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley, Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $996.25 per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. MS & Co. will not receive a sales commission with respect to the securities.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the securities:	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by

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Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Value of the Worst Performing of the S&P 500® Index and the NASDAQ-100 Index® due November 19, 2021

Principal at Risk Securities

the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2017, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2017.
Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Jump and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Jump, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the product supplement for Jump and the index supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Jump Securities dated November 16, 2017

Index Supplement dated November 16, 2017

Prospectus dated November 16, 2017

Terms used but not defined in this document are defined in the product supplement for Jump, in the index supplement or in the prospectus.

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